UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 30, 2010

HECKMANN CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75080 Frank Sinatra Drive, Palm Desert, CA 92211

(Address of Principal Executive Offices) (Zip Code)

(760) 341-3606

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Preamble

This Current Report on Form 8-K is being filed primarily to disclose the consummation on November 30, 2010 of Heckmann Corporation’s acquisition of 100% of the outstanding equity interests of Complete Vacuum and Rental, Inc. (“CVR”), a Texas corporation focused on the transportation and disposal of oilfield produced wastewater throughout the states of Texas, Louisiana and Arkansas. The purchase price of the transaction was $64.0 million, with potential for additional earn-out payments through fiscal 2013. The consummation of the transaction and related disclosures are included in this Form 8-K under Item 2.01, which incorporates disclosures related to the terms of the Stock Purchase Agreement (“Purchase Agreement”) entered on November 8, 2010 by the Company and CVR provided under Item 1.01 of the Company’s Current Report on Form 8-K filed on November 8, 2010 with the Securities and Exchange Commission.

Item 1.01.	Entry into a Material Definitive Agreement.

Executive Employment Agreement with Steven W. Kent, II

Effective November 30, 2010, Heckmann Corporation (the “Company”) entered into an executive employment agreement with Mr. Steven W. Kent, II (“Mr. Kent”). The agreement provides that Mr. Kent will continue to serve as President and Chief Executive Officer of Complete Vacuum and Rental, Inc. (“CVR”), a wholly owned subsidiary of the Company acquired on the same date. Under the agreement, Mr. Kent will receive an annual salary of $275,000.

On or about each anniversary of his employment as President and Chief Executive Officer of CVR, Mr. Kent will receive a grant of an option to purchase 100,000 shares of Company common stock at a price per share equal to the fair market value on the date of grant, pursuant to the Company’s 2009 Equity Incentive Plan (previously filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed April 2, 2009).

The agreement provides that if Mr. Kent is terminated for “cause” or voluntarily resigns without “good reason” (as those terms are defined in the employment agreement) he will be entitled to receive an amount equal to compensation earned through his final date of service. If Mr. Kent is terminated without “cause,” or if he terminates his employment for “good reason,” he will be entitled to receive an amount equal to 12 months of his base salary at his salary rate then in effect and reimbursement of health care premiums for 12 months. If terminated without “cause,” Mr. Kent also will receive acceleration in full of the vesting and exercisability of all of his then outstanding equity awards. If Mr. Kent is terminated without “cause,” or if he terminates his employment for “good reason” following a “change of control” (as that term is defined in the employment agreement), he will be entitled to receive an amount equal to two times his annual salary, 24 months of health care premium reimbursements, and the lapse of all restrictions on and immediate vesting of all restricted stock and other outstanding equity incentive awards.

Mr. Kent’s agreement contains non-competition terms preventing him from competing against the Company for a period of 24 months following the termination of his employment with the Company.

Executive Employment Agreement with Damian C. Georgino

Effective December 1, 2010, the Company entered into an executive employment agreement with Mr. Damian C. Georgino (“Mr. Georgino”). The agreement provides that, commencing December 6, 2010, Mr. Georgino will serve as Executive Vice President, Corporate Development and Chief Legal Officer of the Company and also as the Company’s Corporate Secretary. Under the agreement, Mr. Georgino will receive an annual base salary of $200,000 and an annual guaranteed bonus equal to 30% of his annual base salary. He also will be eligible for a discretionary cash bonus of up to an additional 30% of his base salary, payable annually. The discretionary bonus will be determined according to a plan or plans developed by Mr. Georgino and the Chairman of the Company and approved by the Company’s Compensation Committee.

Mr. Georgino will receive an initial grant of an option to purchase 150,000 shares of the Company’s common stock at a price per share equal to the fair market value on the start date of his employment, pursuant to the

Company’s 2009 Equity Incentive Plan (previously filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed April 2, 2009). One-third of the option shares will vest on the first anniversary of the date of grant and 1/36 of the option shares will vest monthly thereafter over the succeeding 24-month period. Mr. Georgino will be entitled to receive additional cash or equity incentive compensation as determined by the Company’s Board of Directors or Compensation Committee.

The agreement provides that if Mr. Georgino is terminated for “cause” or voluntarily resigns without “good reason” (as those terms are defined in the employment agreement) he will be entitled to receive an amount equal to compensation earned through his final date of service. If Mr. Georgino is terminated without “cause,” or if he terminates his employment for “good reason,” he will be entitled to receive an amount equal to 12 months of his base salary plus 12 months of guaranteed bonus based on his salary rate then in effect, reimbursement of health care premiums for 12 months, and acceleration in full of the vesting and exercisability of all of his then outstanding equity awards. If Mr. Georgino’s employment is terminated by the Company without “cause” or by Mr. Georgino with “good reason” following a “change of control” (as that term is defined in the respective employment agreement), he will be entitled to receive an amount equal to two times his annual salary and two times his bonus for the year preceding the year of the change of control, 24 months of health care premium reimbursements and the lapse of all restrictions on and immediate vesting of all restricted stock and other outstanding equity incentive awards.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Acquisition of Complete Vacuum and Rental, Inc.

The disclosures under Item 1.01 of the Company’s Current Report on Form 8-K filed on November 8, 2010 with the Securities and Exchange Commission are incorporated herein by reference. On November 30, 2010, the Company and CVR consummated the transactions contemplated by the Purchase Agreement. Purchase price paid at closing for CVR was $64.0 million, consisting of approximately $28.9 million in cash, 1,937,132 million shares of the Company’s common stock and the assumption of approximately $27.0 million of existing indebtedness of CVR. The Company will pay annual earn-out payments, not to exceed an aggregate of $12.0 million, through fiscal year 2013, conditioned on CVR’s achievement of annual EBITDA equal to or greater than $20.0 million.

CVR’s Business

CVR operates an oilfield waste disposal business from headquarters in Carthage, Texas, with trucking terminals located in northwest Louisiana and central Arkansas and a network of six deep injection disposal wells located in east Texas. It transports waste water produced by its customers in their oil and gas operations using a fleet of over 175 tractors and trailers and over 300 frac tanks; separates oil or gas from the oilfield waste water it transports and sells it for its own account; disposes of oilfield waste water in its deep injection wells; and rents transportation equipment to its customers for use in their own operations. Mr. Kent served as the President and Chief Executive Officer of CVR prior to the acquisition and he continues in that role after the acquisition.

For the last fiscal year, CVR’s revenues totaled approximately $60.0 million and earnings before interest, taxes, depreciation, and amortization (“EBITDA”) totaled approximately $14.0 million.

The acquisition of CVR allows the Company to provide a full range of produced water transportation and disposal solutions to natural gas operators operating in the region surrounding the Company’s existing 50-mile wastewater transportation pipeline, including a large transportation fleet and deep-injection disposal wells with potential to increase the Company’s revenues while reducing its relative operational costs and those of its customers.

On December 1, 2010, we issued a press release announcing the consummation of the Company’s acquisition of 100% of the outstanding equity of CVR. A copy of this press release, including information concerning forward-looking statements and factors that may affect our future results, is attached as Exhibit 99.1. This press release is being furnished, not filed, under Item 2.02 in this Current Report on Form 8-K.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosures under Item 2.01 of this Current Report on Form 8-K and Item 1.01 of the Company’s Current Report on Form 8-K filed on November 8, 2010 with the Securities and Exchange Commission are incorporated herein by reference. On November 30, 2010 and pursuant to the Purchase Agreement, the Company issued 1,937,132 shares of its common stock, $0.001 par value per share, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2010, the Nominating and Governance Committee of the Board of Directors selected Kevin Spence as a nominee to the Board of Directors. Effective December 1, 2010, the Board of Directors unanimously confirmed the appointment of Mr. Spence as a Class III director, and also appointed him to serve on the Audit Committee.

Mr. Spence currently is the Chief Financial Officer and a member of the Board of Directors of Purpose Technologies. He has 25 years of experience in the financial and accounting fields, with prior positions including Chief Financial Officer of Citation Technologies, a leader in online document management solutions, and Executive Vice President and Chief Financial Officer of USFilter. Earlier, he was an audit partner with the international accounting firm of KPMG LLP.

Effective December 6, 2010, the Company appointed Damian C. Georgino (50) to the office of Executive Vice President, Corporate Development and Chief Legal Officer of the Company. Mr. Georgino recently held the same position at PICO Holdings Inc., a diversified holding company involved in, among other businesses, water resources and water storage. He currently serves as a Senior Advisor to Starwood Energy Global Group, a division of private equity firm Starwood Capital Group specializing in energy infrastructure investments. Prior to his tenure at PICO holdings, Mr. Georgino was a partner in law firms Pepper Hamilton LLP and Dewey & LeBoeuf LLP. Earlier he served as Executive Vice President, General Counsel and Corporate Secretary for USFilter Corporation.

On December 2, 2010, we issued a press release announcing Mr. Spence’s appointment to the Board of Directors and Mr. Georgino’s appointment as Executive Vice President, Corporate Development and General Counsel. A copy of this press release, including information concerning forward-looking statements and factors that may affect our future results, is attached as Exhibit 99.2.

The information in Item 1.01 above is incorporated herein by reference.

Item 8.01.	Other Events.

This Form 8-K and the press releases attached hereto contain forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally accompanied by words such as “will,” and “expect” and other words with forward-looking connotations. Such forward-looking statements include, without limitation, statements of our expectation that the CVR acquisition will be synergistic with existing operations, that we expect to be able to grow the combined businesses, increase our disposal capacity in the near future and realize certain operational achievements by the end of this year.

These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: the risk that business operations of CVR will not be successful or that we will not realize all of the anticipated benefits from our acquisition of CVR, including synergies with our other operations; the risk that the CVR transaction will adversely affect relationships with customers, employees and suppliers; the risk that we will incur unexpected costs associated with the CVR transaction; actions of competitors in response to the acquisition or generally; permitting requirements and regulations applicable to CVR’s business, including new safety regulations being proposed by the DOT; fuel costs or shortages; accident and damage claims and related insurance costs; driver shortages and compensation and labor regulations and restrictions; general economic conditions and conditions affecting oil and gas operations specifically; adverse weather conditions; and other issues that affect trucking and disposal operations. Reference is also made to the factors that are set forth in the “Risk Factors” section and other sections of our 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other of Heckmann Corporation’s SEC filings. Heckmann Corporation assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release Dated December 1, 2010.

99.2	Press Release Dated December 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2010

HECKMANN CORPORATION

By:	/S/ RICHARD J. HECKMANN
Name:	Richard J. Heckmann
Title:	Chairman and Chief Executive Officer